Exhibit 99.1

[Levitt Corporation Logo]

1750 East Sunrise Boulevard
Fort Lauderdale, FL 33304
(954) 760-5222

Levitt Corporation Reports Third Quarter 2004 Earnings

Third Quarter Revenue Increased 105% to $134.5 Million

Third Quarter Net Income Up 78 % to $13.7 Million

FORT LAUDERDALE, Florida – October 27, 2004 – Levitt Corporation (NYSE: LEV), today announced net income of $13.7 million, or $0.66 per diluted share, for the third quarter ended September 30, 2004, which represents a 78% increase over last year’s third quarter net income of $7.7 million, or $0.50 per diluted share. Total revenue for the third quarter of 2004 rose to $134.5 million, a 105% increase from $65.5 million in the comparable 2003 quarter.

For the first nine months of 2004, net income was $40.4 million, or $2.18 per diluted share, up 133% from $17.3 million, or $1.14 per diluted share, during the first nine months of last year. Total revenue was $377.9 million, an increase of 103%, up from $186.5 million during the first nine months of 2003.

Chairman of the Board and Chief Executive Officer, Alan B. Levan, commented, “We are extremely pleased with the continued strength and quality of our earnings growth. Earnings for the nine months ended September 30th are already 50% higher than the full year 2003. This follows year-over-year growth of 37% from 2002 to 2003 and 159% from 2001 to 2002.

“While revenue and net income remained strong for the quarter, new orders, starts and deliveries at our homebuilding division were affected by three factors during the quarter: the unprecedented string of four hurricanes in Florida during August and September; the absence of new community openings to offset stronger than expected order growth in previous periods; and the intentional slow down in the pace of new home orders to help assure high levels of customer satisfaction by meeting delivery schedules acceptable to our customers.

Mr. Levan continued, “As a result of the hurricanes, we experienced disruptions including power outages, the reduced availability of building materials and subcontracted labor, slower inspections by local authorities and delays in obtaining power connections. Our customers also experienced delays in obtaining insurance as well as interruptions in mortgage processing. As a result, third quarter deliveries were behind our original expectations, and these delays will extend into the fourth quarter of 2004. The compounding impact of the storms caused property damage, primarily to landscaping, lake beds and building materials, and we have taken an after-tax charge of $1.8 million, net of projected insurance recoveries, to reflect costs associated with addressing these issues. Approximately $1.5 million of the charge is related to the homebuilding division; the balance is attributable to the land division.

“As previously discussed in our second quarter earnings release, some of our Levitt and Sons™ communities sold out faster than originally anticipated and new communities were not yet ready for sales. While this strengthened our backlog, we experienced a short-term decline in saleable inventory. As expected, this impacted Levitt and SonsTM in the third quarter; new orders were 232 homes in 2004 compared with a record 739 homes in the comparable quarter in 2003. Our inventory of homes available for sale will improve as we open new communities. In the third quarter, Levitt and SonsTM was selling homes from only five communities, and we expect to add three new communities in the fourth quarter.

“The demographic trends in our markets are favorable and demand for our homes remains strong. We continue to strengthen our lot position and now own or control in our homebuilding division approximately 7,900 lots for future sales. The mix of the remaining unsold lots is approximately 60% active adult and 40% family.

“The Company has experienced dramatic growth in the last two years. Home delivery schedules began to stretch beyond our 12-month targets as the strength of new orders exceeded expectations, exposing the company to a higher risk of construction cost increases. Accordingly, we intentionally slowed the pace of new orders to better align sales prices with costs, protect our margins and preserve goodwill with customers. These are short-term growing pains. Since Levitt’s 75-year legacy is built on customer satisfaction, we determined that maintaining our delivery schedule in line with customer expectations is vital to our continued business success and the preservation of our reputation, even if it means sacrificing new orders in the short-term.

“Based on our results to date, we are anticipating that 2004 will be a record year for the Company. While our rate of growth will slow in 2005, we expect to achieve another record year. Our projected backlog, new community openings, and continued success in our land development operations should position us for an even stronger 2006.

Homebuilding Division

“For the quarter ended September 30, 2004, the homebuilding division generated $113.6 million in revenue, a 114% increase from the third quarter of 2003. Net income for the quarter was $6.8 million, compared with $2.7 million in the third quarter of 2003, and included the benefit of a $0.9 million reduction in a litigation reserve related to a favorable appellate court ruling as well as the previously discussed $1.5 million charge related to hurricane activity. We believe the remaining litigation reserve is sufficient to cover potential future costs of the case.

“Levitt and Sons™ delivered 404 units in the third quarter of 2004 versus 247 units in the comparable 2003 quarter, an increase of 64%. Construction starts in the third quarter of

2004 were 302 units versus 465 units in the comparable 2003 period. The value of new orders signed in the third quarter of 2004 was $64.8 million versus $170.0 million in the comparable 2003 period. The backlog of homes under contract increased 13% to $484.9 million, compared with $430.0 million in the same quarter of 2003, although units in backlog declined modestly to 1,936 units from 1,972 units in the prior year.

“Bowden Homes, acquired in April 2004, delivered 130 homes in the third quarter and entered into 125 new orders. The current backlog is 239 homes with a value of $43.4 million. Due to purchase accounting adjustments, earnings contribution from Bowden Homes in 2004 will be negligible; however we expect Bowden’s earnings contributions will be normalized in 2005. We continue to see a favorable environment for growth in the Tennessee market.

Land Division:

“Revenue for the land division was $19.7 million for the third quarter of 2004, an increase of 59% over last year’s $12.4 million, reflecting continued strong demand for our master-planned communities. Net income for the division was $4.4 million, compared to $3.5 million in the comparable 2003 period.

“Assuming permits are issued in accordance with our plan, the development at Tradition is planned to ultimately contain more than 20,000 residential units and more than 10 million square feet of commercial space. Currently we have land use and zoning approvals covering 7,000 residential units and 2 million square feet of commercial space at Tradition. The remaining permit applications are in various stages of the approval process.

“Through the end of the third quarter of 2004, 961 acres have been sold at Tradition, leaving approximately 5,500 net saleable acres in inventory, of which 690 acres are currently under firm contracts for sale. The net saleable acres have a carrying value of approximately $123 million, or an average of approximately $22,500 per net saleable acre.

“We have typically realized between 40% and 60% margin on land sales. Margins fluctuate based upon changing sales prices and costs attributable to the land sold. Sales prices vary based on: location; parcel size; whether the parcel is sold as raw land, partially developed land or individual developed lots; and whether the ultimate use of the land is residential or commercial. The cost of sales of real estate is dependent upon the original cost of the land acquired, the timing of the acquisition of the land, and the amount of development and carrying costs capitalized to the particular land parcel. We therefore anticipate that future margins will continue to vary in response to these and other market factors.

“The list of quality builders at Tradition includes: Divosta Homes (a subsidiary of Pulte Homes, Inc. (NYSE: PHM), Hanover Homes, Centerline Homes, Transeastern Homes, Homes by Kennedy, Minto, Toll Brothers (NYSE: TOL), and Levitt and Sons™.

“We remain excited about the future at Levitt Corporation. Our current challenges are short-term, and we are committed to long-term profitable growth with satisfied customers. We are well capitalized, the value of our backlog is rising, we have one of the best brands in the industry and we have strong inventory positions that will facilitate future sales growth. Our master-planned community at Tradition is situated on one of the most attractive parcels of land in all of Florida.”

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Levitt Corporation

Financial Highlights

Third Quarter, 2004 Compared to Third Quarter, 2003

•	Revenues of $134.5 million vs. $65.5 million, an increase of 105%.

•	Pretax income of $22.3 million vs. $12.5 million, an increase of 78%.

•	Net income of $13.7 million vs. $7.7 million, an increase of 78%.

•	Diluted earnings per share rose to $0.66 from $0.50, an increase of 32%.

•	Homes delivered were 534 vs. 247, an increase of 116%.

•	New orders (value) were $87.2 million vs. $170.0 million, a decrease of 49%.

•	New orders (units) were 357 vs. 739, a decrease of 52%.

•	Return on average equity was 27% vs. 26%.

•	Pretax earnings from equity investment in Bluegreen Corporation of $5.8 million, an increase of 73%.

Year-To-Date 2004 Compared to Corresponding 2003 Period

•	Revenues of $377.9 million vs. $186.5 million, an increase of 103%.

•	Pretax income of $65.8 million vs. $28.2 million, an increase of 133%.

•	Net income of $40.4 million vs. $17.3 million, an increase of 133%.

•	Diluted earnings per share rose to $2.18 from $1.14, an increase of 91%.

•	Homes delivered were 1,451 vs. 619, an increase of 134%.

•	New orders (value) were $351.4 million vs. $397.5 million, a decrease of 12%.

•	New orders (units) were 1,365 vs. 1,767, a decrease of 23%.

•	Backlog (units) rose to 2,175 from 1,972, an increase of 10%.

•	Backlog (value) rose to $528.3 million from $430.0 million, an increase of 23%.

•	Return on average equity was 27% vs. 20%.

•	Book value per share rose to $14.12 from $8.47, an increase of 67%.

•	Pretax earnings from equity investment in Bluegreen Corporation of $10.7 million, an increase of 107%.

Levitt Corporation will host an investor and media teleconference call and Webcast discussing its earnings results for the third quarter of 2004, on Thursday, October 28, 2004, at 10:00 a.m. Eastern Standard Time.

Teleconference Call Information:

To access the teleconference call in the U.S. and Canada, call 800-991-2309. International calls may be placed to 706-643-1854. Domestic and international callers may reference PIN number 1329997.

A replay will be available beginning two hours after the completion of the call and will be available until 12:00 p.m., November 28, 2004. To access the replay option in the U.S. and Canada, the toll-free number to call is 800-642-1687. International calls for the replay may be placed at 706-645-9291. The replay digital PIN number for both domestic and international calls is: 1329997.

Webcast Information:

Alternatively, individuals may listen to the live and/or archived Webcast of the teleconference call. To listen to the live and/or archived Webcast of the teleconference call, visit www.levittcorporation.com, access the “Investor Relations” section and click on the “Webcast” navigation link. The archive of the teleconference call will be available through 5:00 p.m., November 28, 2004.

Levitt Corporation’s third quarter 2004 earnings results press release and financial summary are available on the Company’s website: www.levittcorporation.com.

•	To view the press release and financial summary, access the “Investor Relations” section and click on the “Press Room” navigation link.

Copies of Levitt Corporation’s third quarter 2004 earnings results press release and financial summary are available upon request via fax, email, or U.S. Postal Service mail by contacting Levitt Corporation’s Investor Relations department using the contact information listed below.

* To receive future news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on: www.LevittCorporation.com

About Levitt Corporation:

Levitt Corporation, the parent company of Levitt and Sons ™, Bowden Homes and Core Communities, develops single-family homes and master-planned communities.

Levitt and Sons ™, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and has built approximately 200,000 homes over the last 75 years. Levitt and Sons ™ currently develops single and multi-family home communities for active adults and families in Florida and Georgia.

Bowden Homes, founded in 1971, has been one of the largest home-builders in Memphis, Tennessee and the surrounding metropolitan area for eight consecutive years. Bowden Homes focuses on building distinctively featured family housing in the Memphis, Nashville and northern Mississippi areas. Levitt Corporation acquired Bowden Homes in April, 2004.

Core Communities develops master-planned communities in Florida, including its original and best known, St. Lucie West, the fastest growing community on Florida’s Treasure Coast for the past seven years. Core Communities’ newest master-planned community is Tradition. Now under development on Florida’s Treasure Coast in St. Lucie County, Tradition is a 9,000-acre community that will ultimately feature 20,000 residences, when all approvals are in place, as well as a commercial town center and a world-class corporate park.

Bluegreen Corporation engages in the acquisition, development, marketing and sale of drive-to-vacation resorts, golf communities and residential land. Bluegreen’s resorts are located in a variety of popular vacation destinations including the Smoky Mountains of Tennessee, Myrtle Beach, Charleston, South Carolina, Branson, Missouri, Wisconsin

Dells, Gordonsville, Wisconsin, Aruba, and throughout Florida. Bluegreen Corporation’s land operations are predominantly located in the Southeastern and Southwestern United States. Levitt Corporation holds an approximate 36% ownership position in Bluegreen Corporation.

For further information, please visit our websites:
www.LevittCorporation.com
www.LevittandSons.com
www.BowdenHomes.com
www.CoreCommunities.com
www.Bluegreen-corp.com

Levitt Corporation Contact Information
Investor Relations and Corporate Communications:
Christine Cannella
Vice President Investor Relations
Phone: (954) 760-5222
Fax: (954) 760-5415
Email: InvestorRelations@LevittCorporation.com

Mailing Address:
Attn: Christine Cannella
Levitt Corporation, Investor Relations
1750 East Sunrise Boulevard
Fort Lauderdale, FL 33304

Sharon Lyn
Asst. Vice President Corporate Communications and Investor Relations
Phone: (954) 760-5402
Fax: (954) 760-5415
Email: CorpComm@LevittCorporation.com

Public Relations:
Hattie Harvey, Vice President
Phone: (954) 760-5383, Fax: (954) 760-5108
Email: HHarvey@LevittCorporation.com

RBB Public Relations:

Shawn Yanan
Phone (305) 448-6373, Fax: (305) 448-5027
Email: Shawn.Yanan@RBBpr.com

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Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Levitt Corporation (the “Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, including the impact of hurricanes and tropical storms in the areas in which we operate, and that the recent hurricanes may have a greater impact on operations than currently anticipated or that damage to our homes and property may be greater than currently anticipated; the market for real estate generally and in the areas where the Company has developments, including the impact of market conditions on the Company’s margins; the availability and price of land suitable for development; shortages and increased costs of construction materials and labor; the effects of increases in interest rates; environmental factors, the impact of governmental regulations and requirements (including delays in obtaining necessary permits and approvals as a result of the reallocation of government resources based on hurricane related issues in the areas in which we operate); the Company’s ability to successfully integrate the operations of Bowden Homes; the Company’s ability to timely deliver homes from backlog and successfully manage growth; and the Company’s success at managing the risks involved in the foregoing. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed with the Securities and Exchange Commission. Levitt Corporation cautions that the foregoing factors are not exclusive.